Exhibit 4.2

Execution copy

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Unit Purchase Option No. 2020-001

UNIT PURCHASE OPTION

INVO BIOSCIENCE, INC.

Units: _______	Initial Exercise Date: May __, 2020

THIS UNIT PURCHASE OPTION (the “Purchase Option”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after May___, 2020 (the “Initial Exercise Date”) and on or prior to the close of business on the five year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from INVO Bioscience, Inc., a Nevada corporation (the “Company”), up to ______ units (as subject to adjustment hereunder, the “Units”), each Unit consisting of (A) one share of Common Stock (“Unit Shares”) and (B) a warrant (each, a “Warrant”) to purchase one share of Common Stock (“Warrant Shares”) having an expiration date five years after the date of issuance. Each Warrant will have the same terms as this Purchase Option except that it will have an exercise price of $0.30 per share and each Warrant will be exercisable for one share of Common Stock only and will not entitle Holder to an additional Warrant and will be substantially in the form attached hereto as Exhibit A. The purchase price of one Unit under this Purchase Option shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.     Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated May __, 2020, among the Company and the purchasers signatory thereto.

For purposes of this Purchase Option, the following terms shall have the following meanings:

a)      “Approved Stock Plan” means any employee benefit plan or agreement which has been approved by the board of directors of the Company prior to or subsequent to the Closing Date pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

b)      “Bloomberg” means Bloomberg, L.P.

c)     “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

d)     “Excluded Securities” means (i) shares of Common Stock or standard options or restricted stock units to purchase Common Stock issued to directors, officers, employees, consultants or advisors of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above) provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 25% of the Common Stock issued and outstanding immediately prior to the date hereof and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Holder; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Closing Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects the Holder; (iii) the shares of Common Stock issuable upon conversion of the Notes; (iv) the shares of Common Stock issuable upon exercise of the Units or the Warrants; (v) shares of Common Stock or Convertible Securities issued or issuable to banks, service providers, equipment lessors pursuant to a non-convertible debt financing or equipment leasing where the primary purpose of such issuance is not to raise capital and (vi) shares of Common Stock or Convertible Securities issued or issuable in connection with strategic alliances, acquisitions, mergers, joint ventures, strategic partnerships and licenses where the primary purpose of such issuance is not to raise capital.

e)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

Section 2.     Exercise.

a)     Exercise of Purchase Options. Exercise of the purchase rights for Units represented by this Purchase Option may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit B and within two (2) Trading Days of the date said Notice of Exercise is delivered to the Company; provided that if the Notice of Exercise is received after 12 p.m. EST on such day, then the Company will have three (3) Trading Days for delivery, the Company shall have received payment of the aggregate Exercise Price of the Units thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Purchase Option to the Company until the Holder has purchased all of the Units available hereunder and the Purchase Option has been exercised in full, in which case, the Holder shall surrender this Purchase Option to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Purchase Option resulting in purchases of a portion of the total number of Units available hereunder shall have the effect of lowering the outstanding number of Units purchasable hereunder in an amount equal to the applicable number of Units purchased. The Holder and the Company shall maintain records showing the number of Units purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Purchase Option, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Units hereunder, the number of Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)     Exercise Price. The exercise price per Unit under this Purchase Option shall be $0.25, subject to adjustment hereunder (the “Exercise Price”).

c)     Cashless Exercise. If at any time after the six month anniversary of the date of the Purchase Agreement, there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Unit Shares by the Holder, then this Purchase Option may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Unit Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Purchase Option by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Purchase Option, as adjusted hereunder; and

(X) = the number of Unit Shares that would be issuable upon exercise of this Purchase Option in accordance with the terms of this Purchase Option if such exercise were by means of a cash exercise rather than a cashless exercise.

Assuming the Holder has held the Purchase Option for at least six months in the case of such a cash-less exercise, the Company agrees that the Holder is under no obligation to sell the Unit Shares issuable upon the exercise of the Purchase Option prior to removing the legend and the Company will use its best efforts including delivering an opinion to the Company’s transfer agent at its own expense to ensure the forgoing. If Unit Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Unit Shares shall take on the registered characteristics of the Purchase Options being exercised, and the holding period of the Purchase Options being exercised may be tacked on to the holding period of the Unit Shares.  The Company agrees not to take any position contrary to this Section 2(c).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 5(p).

d)     Mechanics of Exercise.

i.     Delivery of Units Shares and Warrants Upon Exercise. The Company shall cause the Unit Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Unit Shares to or resale of the Unit Shares by the Holder or (B) the Unit Shares are eligible for resale by the Holder pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Unit Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise provided that such Notice of Exercise is received by 12 p.m. EST and three (3) Trading Days for any Notice of Exercise received after 12 p.m. EST (such date, the “Unit Share Delivery Date”). The Unit Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Purchase Option has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder the Unit Shares subject to a Notice of Exercise by the Unit Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Unit Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $5 per Trading Day (increasing to $10 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Unit Share Delivery Date until such Unit Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Purchase Option remains outstanding and exercisable. Warrants purchased hereunder as part of the Units shall be delivered the Holder on the Unit Share Delivery Date

ii.     Delivery of New Purchase Options Upon Exercise. If this Purchase Option shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Purchase Option certificate, at the time of delivery of the Units, deliver to the Holder a new Purchase Option evidencing the rights of the Holder to purchase the unpurchased Unit Shares called for by this Purchase Option, which new Purchase Option shall in all other respects be identical with this Purchase Option.

iii.     Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Units pursuant to Section 2(d)(i) by the Unit Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.     Compensation for Buy-In on Failure to Timely Deliver Unit Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Unit Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Unit Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Unit Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Units and equivalent number of Unit Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Purchase Option as required pursuant to the terms hereof.

v.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Purchase Option. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.     Charges, Taxes and Expenses. Issuance of Unit Shares and Warrants shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Unit Shares and Warrants, all of which taxes and expenses shall be paid by the Company, and such Unit Shares and Warrants shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Unit Shares and Warrants are to be issued in a name other than the name of the Holder, this Purchase Option when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Units.

vii.     Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Purchase Option, pursuant to the terms hereof.

e)     Holder’s Exercise Limitations. The Company shall not effect any exercise of this Purchase Option, and a Holder shall not have the right to exercise any portion of this Purchase Option, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Purchase Option and the Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Purchase Option beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Purchase Option is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Purchase Option is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Purchase Option is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Purchase Option is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Purchase Option, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Purchase Option. The Holder, upon notice to the

Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Purchase Option held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Purchase Option.

Section 3.     Certain Adjustments.

a)     Stock Dividends and Splits. If the Company, at any time while this Purchase Option is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Purchase Option), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of Units issuable upon exercise of this Purchase Option shall be proportionately adjusted such that the aggregate Exercise Price of this Purchase Option shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)     Subsequent Equity Sales. If and whenever on or after the Closing Date the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock (other than Excluded Securities) (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) entitling any Person to acquire shares of Common Stock for a consideration per share (the “Base Share Price”) less than a price equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”) (if the holder of the Common Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the Base Share Price. No such adjustment shall cause the number of Units to increase proportionately. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the Base Share Price under this Section 3(b)), the following shall be applicable:

c)     Number of Units. Simultaneously with any adjustment to the Exercise Price pursuant to Section 3(a), the number of Units that may be purchased upon exercise of this Purchase Option shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Units shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

d)     Voluntary Adjustment By Company. The Company may at any time during the term of this Purchase Option, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

e)     Notice. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

f)     Fundamental Transaction. If, at any time while this Purchase Option is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Purchase Option, the Holder shall have the right to receive, for each Unit that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) or Section 2(f) on the exercise of this Purchase Option), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Purchase Option is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) or Section 2(f) on the exercise of this Purchase Option). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Purchase Option following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder's option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Purchase Option from the Holder by paying the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined below) of the unexercised portion of this Purchase Option, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Purchase Option and the other Transaction Documents in accordance with the provisions of this Section 3(i) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Purchase Option a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Purchase Option which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Purchase Option (without regard to any limitations on the exercise of this Purchase Option) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Purchase Option immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Purchase Option and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Purchase Option and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

g)     Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities. In addition to and not in limitation of the other provisions of this Section 3 and subject to Section 8(c) of the Purchase Agreement, excluding any Excluded Securities if after the Subscription Date, the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the Common Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of such agreement and the issuance of such Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Purchase Option by designating in the Exercise Notice delivered upon any exercise of this Purchase Option that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Purchase Option shall not obligate the Holder to rely on a Variable Price for any future exercises of this Purchase Option.

h)     Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

i)     Notice to Holder.

i.     Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Units and setting forth a brief statement of the facts requiring such adjustment.

ii.     Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Purchase Option Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Purchase Option constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Purchase Option during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.     Transfer of Purchase Option

a)     Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Purchase Option and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Purchase Option at the principal office of the Company or its designated agent, together with a written assignment of this Purchase Option substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Purchase Option or Purchase Options in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Purchase Option evidencing the portion of this Purchase Option not so assigned, and this Purchase Option shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Purchase Option to the Company unless the Holder has assigned this Purchase Option in full, in which case, the Holder shall surrender this Purchase Option to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Purchase Option in full. The Purchase Option, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Unit Shares without having a new Purchase Option issued.

b)     New Purchase Options. This Purchase Option may be divided or combined with other Purchase Option upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Purchase Options are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Purchase Option or Purchase Options in exchange for the Purchase Option or Purchase Options to be divided or combined in accordance with such notice. All Purchase Options issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Purchase Option except as to the number of Unit Shares and Warrants issuable pursuant thereto.

c)     Purchase Option Register. The Company shall register this Purchase Option, upon records to be maintained by the Company for that purpose (the “Purchase Option Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Purchase Option as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)     Transfer Restrictions. This Purchase Option may be offered for sale, sold, transferred or assigned without the consent of the Company.

e)     Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Purchase Option and, upon any exercise hereof, will acquire the Units issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Units or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.     Miscellaneous.

a)     No Rights as Stockholder Until Exercise. This Purchase Option does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)     Loss, Theft, Destruction or Mutilation of Purchase Option. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option or any stock certificate relating to the Units, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Purchase Option, shall not include the posting of any bond), and upon surrender and cancellation of such Purchase Option or stock certificate, if mutilated, the Company will make and deliver a new Purchase Option or stock certificate of like tenor and dated as of such cancellation, in lieu of such Purchase Option or stock certificate.

c)     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)     Authorized Shares.     The Company covenants that, during the period the Purchase Option is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Unit Shares and Warrant Shares upon the exercise of any purchase rights under this Purchase Option (the “Required Reserve Amount”). The Company further covenants that its issuance of this Purchase Option shall constitute full authority to its officers who are charged with the duty of issuing the necessary Units upon the exercise of the purchase rights under this Purchase Option. The Company will take all such reasonable action as may be necessary to assure that such Units may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Units which may be issued upon the exercise of the purchase rights represented by this Purchase Option will, upon exercise of the purchase rights represented by this Purchase Option and payment for such Units in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e)     Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Purchase Option shall be determined in accordance with the provisions of the Purchase Agreement.

f)     Restrictions. The Holder acknowledges that the Units acquired upon the exercise of this Purchase Option, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)     Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Purchase Option, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)     Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Purchase Option to purchase Units, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)     Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Purchase Option. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Purchase Option and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)     Successors and Assigns. Subject to applicable securities laws, this Purchase Option and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Purchase Option are intended to be for the benefit of any Holder from time to time of this Purchase Option and shall be enforceable by the Holder or holder of Units.

l)     Amendment. This Purchase Option (other than Section 2(e)) may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

m)     Severability. If any provision of this Purchase Option is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Purchase Option so long as this Purchase Option as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

n)     Headings. This Purchase Option shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Purchase Option are for convenience of reference and shall not form part of, or affect the interpretation of, this Purchase Option. Terms used in this Purchase Option but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

o)     Governing Law. This Purchase Option shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Purchase Option shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth on its signature page to the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS PURCHASE OPTION OR ANY TRANSACTION CONTEMPLATED HEREBY.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be executed by its officer thereunto duly authorized as of the date first above indicated.

INVO BIOSCIENCE, INC.
By:__________________________________________ Name: Steve Shum Title: CEO

EXHIBIT A

FORM OF WARRANT
(see attached)

-Exhibit A-

EXHIBIT B

NOTICE OF EXERCISE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

UNIT PURCHASE OPTION TO PURCHASE COMMON STOCK AND WARRANTS

INVO BIOSCIENCE, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Unit Shares”) and a warrant (the “Warrant”) to purchase ___________ of the shares of Common Stock of INVO Bioscience, Inc., a Nevada corporation (the “Company”), evidenced by Unit Purchase Option No. _______ (the “Purchase Option”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Unit Purchase Option.

1.     Form of Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Units; and/or

____________	a “Cashless Exercise” with respect to _______________ Units.

2.     Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Units to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Purchase Option.

3.     Delivery of Units. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Unit Shares and __________ Warrants in accordance with the terms of the Purchase Option. Delivery shall be made to Holder, or for its benefit, as follows:

☐     Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐     Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, Name of Registered Holder
By: Name: Title: Tax ID:____________________________ Facsimile:__________________________ E-mail Address:_____________________

-Exhibit B-

EXHIBIT C

ASSIGNMENT FORM

(To assign the foregoing Unit Purchase Option, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Unit Purchase Option and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

-Exhibit C-